INVESTMENT MANAGERS SERIES TRUST

FOURTH AMENDED AND RESTATED

OPERATING EXPENSES LIMITATION AGREEMENT

THIS FOURTH AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is dated as of October 3, 2017, by and between INVESTMENT MANAGERS SERIES TRUST, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Appendix A, as amended from time to time (each a “Fund”), and the investment advisor of the Funds, Oak Ridge Investments, LLC (the “Advisor”).

WITNESSETH:

WHEREAS, the Advisor renders advice and services to each Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Advisor dated October 17, 2014 (the “Investment Advisory Agreement”); and

WHEREAS, each Fund is responsible for, and has assumed the obligation for, payment of certain expenses of such Fund pursuant to the Investment Advisory Agreement that have not been assumed by the Advisor; and

WHEREAS, the Trust and Advisor have previously entered into an Amended Operating Expenses Limitation Agreement effective as of September 18, 2015 (the “Prior Agreement”), pursuant to which the Advisor has limited the Operating Expenses (as defined in Paragraph 2 of this Agreement) of each Fund (or as applicable each class of each Fund set forth in Appendix A (each a “Class”)) for certain periods; and

WHEREAS, the Advisor desires to revise Operating Expenses (as defined in Paragraph 2 herein) for certain classes of the Oak Ridge Small Cap Growth Fund, for the Expense Limitation Period (as defined in Paragraph 2 herein) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Fund) desires to allow the Advisor to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intended to be legally bound hereby, mutually agree that the Prior Agreement is amended and restated in full as follows:

1.	Limit on Operating Expenses.

a.	The Advisor hereby agrees to limit current Operating Expenses of each Fund (or as applicable each Class of each Fund), to an annual rate, expressed as a percentage of average annual net assets, to the amounts listed in Appendix A (the “Annual Limits”) with respect to the Fund (or Class, as applicable). In the event that the current Operating Expenses for a Fund (or Class, as applicable), as accrued each month, exceed the Annual Limit, the Advisor will pay to the Fund (for the benefit of such Class, as applicable) on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due. Such payment may include waiving all or a portion of the Advisor’s investment advisory fee.

2.	Definition. For purposes of this Agreement, with respect to each Fund (and each Class of shares thereof):

a.	The term “Operating Expenses” is defined to include all expenses necessary or appropriate for the operation of the Fund (or Class, as applicable), including the Advisor’s investment advisory or management fee detailed in the Investment Advisory Agreement and any Rule 12b-1 fees and other expenses described in the Investment Advisory Agreement, but does not include taxes, leverage interest, brokerage commissions, dividend and interest expenses on short sales, acquired fund fees and expenses (as determined in accordance with SEC Form N-1A), expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation expenses.

b.	For the Oak Ridge Small Cap Growth Fund, the term “Expense Limitation Period” is defined as the period of time commencing on the Effective Date (as defined in Paragraph 4 herein) and ending at the end of the fourth (4th) month following the Fund’s current fiscal year end, and each subsequent one (1) year period for which this Agreement automatically is renewed pursuant to Paragraph 4 herein. For each of the Oak Ridge Dividend Growth Fund, Oak Ridge Disciplined Growth Fund, Oak Ridge Dynamic Small Cap Fund, Oak Ridge Global Equity Fund, Oak Ridge International Small Cap Fund, and the Oak Ridge Technology Insights Fund, the term “Expense Limitation Period” is defined as nine (9) fiscal years and four (4) months following each Fund’s current fiscal year end, as adjusted pursuant to Paragraph 4 herein.

3.	Reimbursement of Fees and Expenses. Any payments to a Fund by the Advisor (with respect to a Class, as applicable) (each a “Subsidy”) pursuant to this Agreement are subject to reimbursement by the Fund (or Class, as applicable) to the Advisor for a period ending three (3) full fiscal years after the date of the Subsidy, if so requested by the Advisor. The reimbursement may be paid by the Fund (or Class, as applicable) if the aggregate amount of the Fund’s (or Class’) Operating Expenses for the fiscal year in which the request for reimbursement is made, taking into account the reimbursement, does not exceed the Annual Limit in place at the time of the Subsidy or the current limitation on the Fund’s (or Class’) Operating Expenses, if less. In no case will the reimbursement amount exceed the total amount of Subsidies made by the Advisor with respect to a Fund (or Class, as applicable) pursuant to this Agreement and no reimbursement will include any amounts previously reimbursed. No reimbursement may be paid prior to the Fund’s payment of current Operating Expenses. Notwithstanding anything to the contrary herein, the provisions of this Paragraph 3 shall survive the termination of this Agreement, provided that the Investment Advisory Agreement has not been terminated. In such event, the Annual Limits for purposes of this Paragraph 3 shall continue to be the amounts listed in Appendix A.

4.	Term. This Agreement shall become effective with respect to each Fund (or Class, as applicable), on the date specified in Appendix A (the “Effective Date”) and shall remain in effect through the end of the Fund’s Expense Limitation Period; provided, however, that at the end of each fiscal year during the Expense Limitation Period, the Expense Limitation Period shall be increased by an additional one-year period; and provided further that this Agreement may be sooner terminated as provided in Paragraph 5 of this Agreement.

5.	Termination. This Agreement may be terminated at any time with respect to any Fund or Class, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Fund, upon sixty (60) days’ written notice to the Advisor. This Agreement may be terminated by the Advisor with respect to any Fund or Class, effective at the end of its then current term, without payment of any penalty upon at least sixty (60) days’ written notice prior to the end of any Expense Limitation Period of the Fund, subject to the consent of the Board of Trustees of the Trust, which consent will not be unreasonably withheld. This Agreement will automatically terminate with respect to any Fund listed in Appendix A if the Investment Advisory Agreement for that Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination for that Fund.

6.	Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof, provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

INVESTMENT MANAGERS SERIES TRUST		OAK RIDGE INVESTMENTS, LLC

By:	/s/ Rita Dam	By:	/s/ Alan Molotsky
Print Name:	Rita Dam	Print Name:	Alan Molotsky
Title:	Treasurer	Title:	Executive Vice President

Appendix A

to the

FOURTH AMENDED AND RESTATED

OPERATING EXPENSES LIMITATION AGREEMENT

BETWEEN

INVESTMENT MANAGEMENT SERIES TRUST

AND

Oak Ridge Investments, LLC

Fund (and Class, as applicable)	Annual Operating Expense Limit	Effective Date
Oak Ridge Disciplined Growth Fund
Class A	1.20%	09/22/2016
Class I	0.95%	09/22/2016

Oak Ridge Dynamic Small Cap Fund
Class A	1.40%	09/22/2016
Class I	1.15%	09/22/2016

Oak Ridge Dividend Growth Fund
Class A	1.25%	09/22/2016
Class I	1.00%	09/22/2016

Oak Ridge International Small Cap Fund
Class A	1.50%	09/22/2016
Class I	1.25%	09/22/2016

Oak Ridge Small Cap Growth Fund
Class A	1.39%	10/03/2017
Class C	2.14%	10/03/2017
Class K	0.99%	10/03/2017
Class I	1.14%	10/03/2017

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